PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270004 and 333-270004-01 Dated May 9, 2025

JPMorgan Chase Financial Company LLC Floored Autocallable Contingent Yield Notes with Memory Income

$3,991,000 Linked to the Decline in the 10-Year Constant Maturity Treasury Rate due May 14, 2030

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Floored Autocallable Contingent Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the decline in the 10-Year Constant Maturity Treasury Rate (the “Reference Rate”). The Reference Rate refers to the rate published by the Federal Reserve System Board of Governors, or its successor, as the yield for U.S. Treasury securities with a “constant maturity” of 10 years. The Reference Rate is one of the market accepted indicators of longer-term interest rates. The Notes are linked to the decline in the Reference Rate and you will not benefit from any increase in the Reference Rate over the term of the Notes. If the Reference Rate on a quarterly Coupon Observation Date is equal to or less than the Initial Value, JPMorgan Financial will make a Contingent Coupon payment with respect to that Coupon Observation Date, plus any previously unpaid Contingent Coupons in respect of any previous Coupon Observation Dates pursuant to the memory income feature. Otherwise, no coupon will be payable with respect to that Coupon Observation Date. JPMorgan Financial will automatically call the Notes early if the Reference Rate on any annual Autocall Observation Date is equal to or less than the Initial Value. If the Notes are called, JPMorgan Financial will pay the principal amount plus the Contingent Coupon for the Coupon Observation Date corresponding to that Autocall Observation Date and any previously unpaid Contingent Coupons in respect of any previous Coupon Observation Dates pursuant to the memory income feature, and no further amounts will be owed to you. If the Notes are not called prior to maturity and therefore the Final Value is greater than the Initial Value, JPMorgan Financial will repay your principal amount at maturity but no Contingent Coupon will be payable at maturity. The Contingent Coupon is based on the Contingent Coupon Rate, which is a fixed rate and is not linked to the Reference Rate. Investing in the Notes involves significant risks. Generally, a higher Contingent Coupon Rate is associated with a greater risk of few or no Contingent Coupons. The repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features
❑	Automatically Callable If Reference Rate Is at or Below Initial Value: If the Reference Rate on an annual Autocall Observation Date is equal to or less than the Initial Value, JPMorgan Financial will automatically call the Notes and pay you the principal amount plus the Contingent Coupon otherwise due for the Coupon Observation Date corresponding to that Autocall Observation Date and any previously unpaid Contingent Coupons in respect of any previous Coupon Observation Dates pursuant to the memory income feature. No further payments will be made on the Notes.
❑	Contingent Coupon If Reference Rate Is at or Below Initial Value: If the Reference Rate on a quarterly Coupon Observation Date is equal to or less than the Initial Value, JPMorgan Financial will make a Contingent Coupon payment with respect to that Coupon Observation Date plus any previously unpaid Contingent Coupons in respect of any previous Coupon Observation Dates pursuant to the memory income feature. Otherwise, no coupon will be payable with respect to that Coupon Observation Date.
❑	Repayment of Principal at Maturity: If by maturity the Notes have not been called and therefore the Final Value is greater than the Initial Value, JPMorgan Financial will repay your principal amount at maturity but no Contingent Coupon will be payable at maturity. The repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Key Dates
Trade Date	May 9, 2025
Original Issue Date (Settlement Date)	May 14, 2025
Autocall Observation Dates[1]	Annual (see page 6)
Coupon Observation Dates[1]	Quarterly (see page 6)
Final Valuation Date[1]	May 9, 2030
Maturity Date[2]	May 14, 2030
[1]	The determination of the Reference Rate on an Autocall Observation Date or a Coupon Observation Date, including the Final Valuation Date, is subject to adjustment as described under “Supplemental Terms of the Notes” in this pricing supplement.
[2]	Subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

YOU MAY RECEIVE ONLY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY AND MAY NOT RECEIVE ANY POSITIVE RETURN ON THE NOTES. THE NOTES ARE EXPOSED TO MARKET RISK SIMILAR TO THE REFERENCE RATE, IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN ANNEX A TO THE ACCOMPANYING PROSPECTUS ADDENDUM AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering

We are offering Floored Autocallable Contingent Yield Notes with Memory Income linked to the decline in the 10-Year Constant Maturity Treasury Rate. The Notes are offered at a minimum investment of $1,000 in denominations of $1,000 and integral multiples thereof.

Reference Rate	Contingent Coupon Rate	Initial Value	CUSIP / ISIN
10-Year Constant Maturity Treasury Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement	7.00% per annum	4.37%	48135NVZ6 / US48135NVZ67

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, the prospectus addendum dated June 3, 2024, product supplement no. 3-I dated April 13, 2023 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying prospectus addendum and the accompanying product supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the decline in the 10-Year Constant Maturity Treasury Rate	$3,991,000	$1,000.00	$79,820	$20	$3,911,180	$980
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $20.00 per $1,000 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $953.80 per $1,000 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.	J.P.Morgan

 Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. 3-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
t	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

 Supplemental Terms of the Notes

Each of the Autocall Observation Dates and the Coupon Observation Dates (each, an “Observation Date” and collectively, the “Observation Dates”) is a Determination Date for purposes of the accompanying product supplement but is not subject to postponement under “General Terms of Notes — Postponement of a Determination Date.” Instead, the determination of the Reference Rate on an Observation Date is subject to adjustment as described below.

With respect to any Observation Date, the Reference Rate refers to the rate published with respect to that Observation Date by the Federal Reserve System Board of Governors, or its successor, on its website or in another recognized electronic source, as the yield is displayed for U.S. Treasury securities at “constant maturity” under the column for the Designated CMT Maturity, as defined below, that appears on the Bloomberg Screen H15T10Y Page (or any successor page) (the “Designated CMT Bloomberg Page”).

The following procedures will be followed if, with respect to any Observation Date, the Reference Rate cannot be determined as described above:

•	If the above rate is no longer displayed on the Designated CMT Bloomberg Page, or if not published by 5:00 p.m., New York City time, on that Observation Date, then the Reference Rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity or other U.S. Treasury rate for the Designated CMT Maturity on that Observation Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Bloomberg Page and published on the website of the Federal Reserve System Board of Governors or in another recognized electronic source.
•	If the information described in the first bullet point is not provided by 5:00 p.m., New York City time, on that Observation Date, then the calculation agent, after consulting such sources as it deems comparable to the Designated CMT Bloomberg Page, or any such source it deems reasonable from which to estimate the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, will determine the Reference Rate for that Observation Date in its sole discretion.

“Designated CMT Maturity” means 10 years.

Notwithstanding the foregoing paragraphs:

(i) If the calculation agent determines in its sole discretion on or prior to the relevant Observation Date that the Treasury Constant Maturity rate for the Designated CMT Maturity has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the Reference Rate for that Observation Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate; and

(ii) If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day, Autocall Observation Date and Coupon Observation Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

JPMS, one of our affiliates, will act as the calculation agent for the Notes. We may appoint a different calculation agent, including ourselves or another affiliate of ours, from time to time after the date of this pricing supplement without your consent and without notifying you. See “General Terms of Notes — Calculation Agent” in the accompanying product supplement.

Any values of the Reference Rate, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Notes. Notwithstanding anything to the contrary in the indenture governing the Notes, that amendment will become effective without consent of the holders of the Notes or any other party.

 Investor Suitability

The Notes may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

t     You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t     You believe the Reference Rate will close at or below the Initial Value on the Observation Dates.

t     You can tolerate receiving only your principal amount at maturity if the Notes are not automatically called.

t     You understand and accept that your potential return is limited to the Contingent Coupons, regardless of any decline in the Reference Rate, which may be significant.

t     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the fluctuations of the Reference Rate.

t     You are willing to invest in the Notes based on the Contingent Coupon Rate indicated on the cover hereof.

t     You do not seek guaranteed current income from this investment.

t     You are able and willing to invest in Notes that may be called early and you are otherwise able and willing to hold the Notes to maturity.

t     You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t     You are familiar with the Reference Rate, you understand the factors that influence the Reference Rate and interest rates generally, and you understand and accept the risks associated with the Reference Rate.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Notes, including the risk of receiving little or no positive return on your investment.

t     You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t     You believe that the Reference Rate will increase during the term of the Notes and is likely to close above the Initial Value on the Observation Dates.

t     You cannot tolerate receiving only your principal amount at maturity if the Notes are not automatically called.

t     You seek an investment that has unlimited return potential based on the decline in the Reference Rate.

t     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the fluctuations of the Reference Rate.

t     You are not willing to invest in the Notes based on the Contingent Coupon Rate indicated on the cover hereof.

t     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t     You seek guaranteed current income from this investment.

t     You are unable or unwilling to invest in Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

t     You are not familiar with the Reference Rate, you do not understand the factors that influence the Reference Rate or interest rates generally, or you do not understand or accept the risks associated with the Reference Rate.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement, the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum for risks related to an investment in the Notes. For more information on the Reference Rate, please see the section titled “The Reference Rate” below.

Final Terms
Issuer	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor	JPMorgan Chase & Co.
Issue Price	$1,000 per Note
Reference Rate	10-Year Constant Maturity Treasury Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement
Principal Amount	$1,000 per Note
Term	5 years, unless called earlier
Automatic Call Feature	The Notes will be called automatically if the Reference Rate on any Autocall Observation Date is equal to or less than the Initial Value. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the Coupon Observation Date corresponding to the applicable Autocall Observation Date and any previously unpaid Contingent Coupons in respect of any previous Coupon Observation Dates pursuant to the memory income feature, and no further payments will be made on the Notes.
Contingent Coupon and Memory Income Feature

If the Reference Rate is equal to or less than the Initial Value on any Coupon Observation Date, we will pay you on the relevant Coupon Payment Date the Contingent Coupon for that Coupon Observation Date plus any previously unpaid Contingent Coupons in respect of any previous Coupon Observation Dates pursuant to the memory income feature. If the Reference Rate is greater than the Initial Value on any Coupon Observation Date, the Contingent Coupon for that Coupon Observation Date will not be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

If a Contingent Coupon is not paid on a Coupon Payment Date (other than the Maturity Date) because the Reference Rate is greater than the Initial Value on the related Coupon Observation Date, that unpaid Contingent Coupon will be paid on a later Coupon Payment Date only if the Reference Rate is equal to or less than the Initial Value on the relevant Coupon Observation Date.  We refer to this as the memory income feature.  If the Reference Rate is greater than the Initial Value on each of the Coupon Observation Dates, you will receive no Contingent Coupons during the term of, and will not receive a positive return on, the Notes.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate.

Contingent Coupon payments on the Notes are not guaranteed.  We will not pay you the Contingent Coupon for any Coupon Observation Date on the related Coupon Payment Date if the Reference Rate is greater than the Initial Value on that Coupon Observation Date.

Contingent Coupon Rate	7.00% per annum. The Contingent Coupon Rate is a fixed rate and is not linked to the Reference Rate.
Contingent Coupon Payments	$17.50 per $1,000 principal amount Note

Coupon Observation Dates[1]	As specified under the “Coupon Observation Dates” column of the table under “Autocall Observation Dates, Coupon Observation Dates and Coupon Payment Dates” below
Coupon Payment Dates[2]	As specified under the “Coupon Payment Dates” column of the table under “Autocall Observation Dates, Coupon Observation Dates and Coupon Payment Dates” below
Autocall Observation Dates[1]	As specified under the “Autocall Observation Dates” column of the table under “Autocall Observation Dates, Coupon Observation Dates and Coupon Payment Dates” below
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Autocall Observation Date
Payment at Maturity (per $1,000 Note)	If the Notes are not automatically called and therefore the Final Value is greater than the Initial Value, we will pay you a cash payment at maturity of $1,000 per $1,000 principal amount Note. In this scenario, you will not receive a Contingent Coupon at maturity.
Initial Value	The Reference Rate on the Trade Date, as specified on the cover of this pricing supplement
Final Value	The Reference Rate on the Final Valuation Date

1 See footnote 1 under “Key Dates” on the front cover.

2 See footnote 2 under “Key Dates” on the front cover.

Investment Timeline

Trade Date	The Initial Value is observed and the Contingent Coupon Rate is finalized.

Quarterly	If the Reference Rate is equal to or less than the Initial Value on any Coupon Observation Date, JPMorgan Financial will pay you a Contingent Coupon on the Coupon Payment Date plus any previously unpaid Contingent Coupons in respect of any previous Coupon Observation Dates pursuant to the memory income feature.

Annual	The Notes will be called if the Reference Rate on any Autocall Observation Date is equal to or less than the Initial Value. If the Notes are called, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the Coupon Observation Date corresponding to the applicable Autocall Observation Date and any previously unpaid Contingent Coupons in respect of any previous Coupon Observation Dates pursuant to the memory income feature, and no further payments will be made on the Notes.

Maturity Date

The Final Value is determined as of the Final Valuation Date.

If the Notes are not automatically called and therefore the Final Value is greater than the Initial Value, we will pay you a cash payment at maturity of $1,000 per $1,000 principal amount Note.

In this scenario, you will not receive a Contingent Coupon at maturity.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

 Autocall Observation Dates, Coupon Observation Dates and Coupon Payment Dates

Autocall Observation Dates	Coupon Observation Dates	Coupon Payment Dates
N/A	August 11, 2025	August 14, 2025
N/A	November 10, 2025	November 14, 2025
N/A	February 11, 2026	February 17, 2026
May 11, 2026	May 11, 2026	May 14, 2026
N/A	August 11, 2026	August 14, 2026
N/A	November 10, 2026	November 16, 2026
N/A	February 10, 2027	February 16, 2027
May 11, 2027	May 11, 2027	May 14, 2027
N/A	August 11, 2027	August 16, 2027
N/A	November 9, 2027	November 15, 2027
N/A	February 9, 2028	February 14, 2028
May 10, 2028	May 10, 2028	May 15, 2028
N/A	August 9, 2028	August 14, 2028
N/A	November 9, 2028	November 14, 2028
N/A	February 9, 2029	February 14, 2029
May 9, 2029	May 9, 2029	May 14, 2029
N/A	August 9, 2029	August 14, 2029
N/A	November 8, 2029	November 14, 2029
N/A	February 11, 2030	February 14, 2030
May 9, 2030 (the Final Valuation Date)	May 9, 2030 (the Final Valuation Date)	May 14, 2030 (the Maturity Date)

The determination of the Reference Rate on an Observation Date, including the Final Valuation Date, is subject to adjustment as described under “Supplemental Terms of the Notes” in this pricing supplement. Each of the Coupon Payment Dates is subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

 What Are the Tax Consequences of the Notes?

Tax Treatment

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes due to the lack of governing authority. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 3-I. Based on current market conditions, we intend to treat the Notes for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, you generally will be required to accrue original issue discount (“OID”) on your Notes in each taxable year at the “comparable yield,” as determined by us, subject to certain adjustments to reflect the difference between the actual and “projected” amounts of any payments you receive during the year, with the result that your taxable income in any year may differ significantly from the Contingent Coupon payments, if any, you receive in that year. Upon sale or exchange (including upon an automatic call or at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the Note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the Note (determined without regard to any of the adjustments described above), and decreased by the amount of any projected payments in respect of the Note through the date of the sale or exchange. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of Notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in Notes, including the treatment of the difference, if any, between the basis in their Notes and the Notes’ adjusted issue price.

The discussions in the preceding paragraph, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, to the extent they reflect statements of law, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” is an annual rate of 5.35%, compounded quarterly. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount Note consists of the following payments:

Payment Dates	Projected Payment Amounts
August 14, 2025	$17.50
November 14, 2025	$11.03
February 17, 2026	$12.92
May 14, 2026	$13.61
August 14, 2026	$13.84
November 16, 2026	$13.50
February 16, 2027	$13.96
May 14, 2027	$13.50
August 16, 2027	$13.73
November 15, 2027	$12.98
February 14, 2028	$13.23
May 15, 2028	$12.94
August 14, 2028	$13.15
November 14, 2028	$12.93
February 14, 2029	$13.48
May 14, 2029	$12.94
August 14, 2029	$13.02
November 14, 2029	$12.76
February 14, 2030	$13.21
May 14, 2030 (the Maturity Date)	$1,012.82

In addition, assuming a quarterly accrual period, the following table sets out the amount of OID that will accrue with respect to a Note during each calendar period, based upon our determination of the comparable yield and the projected payment schedule. The table does not account for adjustments to reflect the difference between the actual and projected amount of any payment you receive during each year.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
May 14, 2025 through December 31, 2025	$32.60	$32.60
January 1, 2026 through December 31, 2026	$53.43	$86.04
January 1, 2027 through December 31, 2027	$53.36	$139.39
January 1, 2028 through December 31, 2028	$53.38	$192.77
January 1, 2029 through December 31, 2029	$53.43	$246.20
January 1, 2030 through May 14, 2030	$20.84	$267.04

The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the Notes in each year and are neither a prediction nor a guarantee of what the actual yield will be or timing of the payment or payments will be. The amount you actually receive at maturity or earlier sale or exchange of your Notes will affect your income for that year, as described above under “Tax Treatment.”

 Key Risks

An investment in the Notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	The Notes May Not Pay More Than the Principal Amount at Maturity — You may receive a lower payment at maturity than you would have received if you had invested in a traditional fixed-rated debt security of a similar term from us or if you had invested directly in other instruments linked to the Reference Rate for which there is an active secondary market. If the Notes have not been automatically called and therefore the Final Value is greater than the Initial Value, you will receive only the principal amount of your Notes at maturity, and any Contingent Coupons that you may have previously received may not be sufficient to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
t	Your Return on the Notes Is Linked to the Decline in the Reference Rate, Which May Increase Significantly During the Term of the Notes — The Notes are linked to the decline in the Reference Rate and you will not benefit from any increase in the Reference Rate over the term of the Notes. The Reference Rate may increase significantly during the term of the Notes, as a result of the factors described under “— Risks Relating to the Reference Rate — The Reference Rate Will Be Affected by a Number of Factors and May Be Volatile” below. You should not invest in the Notes if you do not understand the Reference Rate or longer-term interest rates in the United States.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
t	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes. If the Reference Rate on a Coupon Observation Date is greater than the Initial Value, we will not pay you the Contingent Coupon for that Coupon Observation Date. However, if a Contingent Coupon is not paid on a Coupon Payment Date (other than the Maturity Date) because the Reference Rate on the related Coupon Observation Date is greater than the Initial Value, pursuant to the memory income feature, that Contingent Coupon will be paid on a later Coupon Payment Date only if the Reference Rate on the related Coupon Observation Date is less than or equal to the Initial Value. You will not receive any unpaid Contingent Coupons if the Reference Rate on each subsequent Coupon Observation Date is greater than the Initial Value. If the Reference Rate is greater than the Initial Value on each of the Coupon Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes.
t	Return on the Notes Limited to the Sum of Any Contingent Coupons, Regardless of Any Decline in the Reference Rate — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of any decline in the Reference Rate, which may be significant. The Contingent Coupon Rate is a fixed rate and is not linked to the Reference Rate. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Coupon Observation Dates after the Call Settlement Date. Because the Notes could be called as early as the first Autocall Observation Date, which is also the fourth Coupon Observation Date, the total return on the Notes could be minimal. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, due to the increase in the Reference Rate and the shorter time remaining for the Reference Rate to decrease to or below the Initial Value on a subsequent Autocall Observation Date. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct short investment in the Reference Rate. In addition, if the Notes are not called and therefore the Final Value is above the Initial Value, you will receive only the principal amount of the Notes at maturity and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.
t	The Repayment of Principal Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Reference Rate is below the Initial Value. If you hold the Notes to maturity, JPMorgan Financial will repay your principal amount. The repayment of principal applies only if you hold your Notes to maturity.

t	A Higher Contingent Coupon Rate May Reflect Greater Expected Volatility of the Reference Rate, Which Is Generally Associated with a Greater Risk of Few or No Contingent Coupons — Volatility is a measure of the degree of variation in the Reference Rate over a period of time. The greater the expected volatility of the Reference Rate at the time the terms of the Notes are set, the greater the expectation is at that time that the Reference Rate could close above the Initial Value on any Coupon Observation Date, resulting in the loss of one or more, or all, Contingent Coupon payments. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, are based, in part, on the expected volatility of the Reference Rate at the time the terms of the Notes are set, where a higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of few or no Contingent Coupons.
t	Reinvestment Risk — If your Notes are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the Maturity Date.
t	Each Contingent Coupon Is Based Solely on the Reference Rate on the Applicable Coupon Observation Date — Whether a Contingent Coupon will be payable with respect to a Coupon Observation Date will be based solely on the Reference Rate on that Coupon Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Coupon Observation Date. Moreover, because each Contingent Coupon is based solely on the Reference Rate on the applicable Coupon Observation Date, if the Reference Rate is greater than the Initial Value, you will not receive any Contingent Coupon with respect to that Coupon Observation Date, even if the Reference Rate was lower on other days during the period before that Coupon Observation Date.
t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if the Reference Rate does not close above the Initial Value on the Coupon Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Notes.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Tax Treatment — As discussed above under “What Are the Tax Consequences of the Notes?—Tax Treatment” and in the accompanying product supplement, if you are a U.S. individual or taxable entity, under our intended treatment of the Notes, you will be required to accrue OID on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly. This comparable yield is determined solely to calculate the amount on which you will be taxed in each year and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. For example, if on any Observation Date, the Treasury Constant Maturity rate for the Designated CMT Maturity is no longer displayed on the Designated CMT Bloomberg Page, or if not published by 5:00 p.m., New York City time, on that Observation Date and that rate or a rate that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Bloomberg Page is not published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury, the calculation agent will determine the Reference Rate for that Observation Date in its sole discretion, after consulting such sources as it deems comparable to the Designated CMT Bloomberg Page, or any such other source it deems reasonable from which to estimate the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Reference Rate and could affect the Reference Rate, and therefore the market value of the Notes.
t	Potential JPMorgan Financial Impact on the Reference Rate — Trading or transactions by JPMorgan Financial or its affiliates in the futures, options or other derivative products or instruments on the Reference Rate may adversely affect the Reference Rate and, therefore, the market value of the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

t

The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Reference Rate, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the Reference Rate;
t	the time to maturity of the Notes;
t	the likelihood of an automatic call being triggered;
t	whether the Reference Rate has been, or is expected to be, greater than the Initial Value on any Observation Date;
t	interest and yield rates in the market generally;
t	the factors affecting the Reference Rate discussed under “— Risks Relating to the Reference Rate — The Reference Rate Will Be Affected by a Number of Factors and May Be Volatile;” and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

Risks Relating to the Reference Rate

t	The Reference Rate Will Be Affected by a Number of Factors and May Be Volatile — The Reference Rate will depend on a number of factors, including, but not limited to:
t	supply and demand of U.S. Treasury notes with approximately 10 years remaining to maturity;
t	sentiment regarding underlying strength in the U.S. and global economies;
t	sentiment regarding credit quality in U.S. and global credit markets;
t	central bank policy regarding interest rates;
t	inflations and expectations concerning inflation;
t	performance of capital markets; and
t	any statements from public government officials regarding the cessation of the 10-Year Constant Maturity Treasury Rate.

These and other factors may have a positive effect on the performance of the Reference Rate and a negative effect on the value of the Notes in the secondary market.

t	The Reference Rate and the Manner in Which It Is Calculated May Change in the Future — There can be no assurance that the method by which the Reference Rate is calculated will continue in its current form. Any changes in the method of calculation could increase the Reference Rate.
t	The Reference Rate May Be Determined by the Calculation Agent in Its Sole Discretion or, If It Is Discontinued or Ceased to Be Published Permanently or Indefinitely, Replaced by a Successor or Substitute Rate — If on any Observation Date, the Treasury Constant Maturity rate for the Designated CMT Maturity is no longer displayed on the Designated CMT Bloomberg Page, or if not published by 5:00 p.m., New York City time, on that Observation Date, and that rate or a rate that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Bloomberg Page is not published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury, then the calculation agent, after consulting such sources as it deems comparable to the Designated CMT Bloomberg Page, or any such source it deems reasonable from which to estimate the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, will determine the Reference Rate for that Observation Date in its sole discretion. Notwithstanding the foregoing, if the calculation agent determines in its sole discretion on or prior to the relevant Observation Date that the Treasury Constant Maturity rate for the Designated CMT Maturity has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the Reference Rate for that Observation Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day, Autocall Observation Date and Coupon Observation Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

Any of the foregoing determinations or actions by the calculation agent could affect the value of the Reference Rate used on an Observation Date, which could adversely affect the return on and the market value of the Notes.

t	Future Performance of the Reference Rate Cannot be Predicted Based on Historical Performance — The levels of Reference Rate during the term of the Notes may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to the Reference Rate, such as correlations, may change in the future.

 Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $1,000.00 Note on an offering of the Notes linked to the decline in a hypothetical Reference Rate, assume an Initial Value of 4.20% and reflect the Contingent Coupon Rate of 7.00%* per annum. The hypothetical Initial Value of 4.20% has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is based on the Reference Rate on the Trade Date and is specified on the cover of this pricing supplement. For historical data regarding the actual levels of the Reference Rate, please see the historical information set forth under “The Reference Rate” in this pricing supplement.

Principal Amount:	$1,000.00
Term:	5 years (unless earlier called)
Hypothetical Initial Value:	4.20%
Contingent Coupon Rate:	7.00%* per annum (or 1.75% per quarter)
Coupon Observation Dates:	Quarterly
Autocall Observation Dates:	Annual
*	The actual value of any Contingent Coupon payments you will receive over the term of the Notes and the actual value of the payment upon automatic call or at maturity applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios.

The examples below are purely hypothetical and are not based on any specific offering of Notes linked to the decline in any specific Reference Rate. These examples are intended to illustrate how the value of any payment on the Notes will depend on the Reference Rate on the Observation Dates.

Example 1 — Notes Are Automatically Called on the First Autocall Observation Date

Date	Reference Rate	Payment (per Note)
First Coupon Observation Date	4.50% (above Initial Value)	$0.00
Second Coupon Observation Date	4.40% (above Initial Value)	$0.00
Third Coupon Observation Date	4.35% (above Initial Value)	$0.00
Fourth Coupon Observation Date (First Autocall Observation Date)	3.70% (at or below Initial Value)	$1,070.00 (Payment upon Automatic Call)
	Total Payment:	$1,070.00 (7.00% return)

Because the Reference Rate on the first Autocall Observation Date, which is also the fourth Coupon Observation Date, is equal to or less than the Initial Value, the Notes are automatically called on the first Autocall Observation Date, and we will pay you on the applicable Call Settlement Date a total of $1,070.00 per Note, reflecting your principal amount plus the Contingent Coupon otherwise due for the fourth Coupon Observation Date and any previously unpaid Contingent Coupons in respect of the prior Coupon Observation Dates pursuant to the memory income feature. No further amounts will be owed on the Notes.

Example 2 — Notes Are Automatically Called on the Fourth Autocall Observation Date

Date	Reference Rate	Payment (per Note)
First Coupon Observation Date	4.10% (at or below Initial Value)	$17.50 (Contingent Coupon)
Second Coupon Observation Date	4.20% (at or below Initial Value)	$17.50 (Contingent Coupon)
Third through Fifteenth Coupon Observation Dates	Various (all above Initial Value)	$0.00
Sixteenth Coupon Observation Date (Fourth Autocall Observation Date)	4.10% (at or below Initial Value)	$1,245.00 (Payment upon Automatic Call)
	Total Payment:	$1,280.00 (28.00% return)

Because the Reference Rate on the fourth Autocall Observation Date, which is also the sixteenth Coupon Observation Date, is equal to or less than the Initial Value, the Notes are automatically called on the fourth Autocall Observation Date, and we will pay you on the applicable Call Settlement Date a total of $1,245.00 per Note, reflecting your principal amount plus the Contingent Coupon otherwise due for the sixteenth Coupon Observation Date and any previously unpaid Contingent Coupons in respect of the prior Coupon Observation Dates pursuant to the memory income feature.  When that amount is added to the Contingent Coupon payments of $35.00 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,280.00 per Note for a 28.00% total return on the Notes. No further amounts will be owed on the Notes.

Example 3 — Notes Are NOT Automatically Called and Therefore the Final Value Is Above the Initial Value

Date	Reference Rate	Payment (per Note)
First Coupon Observation Date	4.50% (above Initial Value)	$0.00
Second Coupon Observation Date	4.40% (above Initial Value)	$0.00
Third through Nineteenth Coupon Observation Dates	Various (all above Initial Value)	$0.00
Final Valuation Date	4.35% (above Initial Value)	$1,000.00 (Payment at Maturity)
	Total Payment:	$1,000.00 (0.00% return)

Because the Notes are not automatically called and therefore the Final Value is above the Initial Value, at maturity we will pay you your principal amount of $1,000.00 per $1,000.00 principal amount Note. Because there is no Contingent Coupon paid during the term of the Notes, that represents the total payment on the Notes, and therefore you will not receive a positive return on your Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

 The Reference Rate

The Reference Rate refers to the rate published by the Federal Reserve System Board of Governors, or its successor, on its website or in another recognized electronic source, as the yield is displayed for U.S. Treasury securities at “constant maturity” under the column for the Designated CMT Maturity of 10 years that appears on the Designated CMT Bloomberg Page.

Please see “Supplemental Terms of the Notes” in this pricing supplement for how the Reference Rate is determined.

Historical Information

The graph below illustrates the daily performance of the Reference Rate, from January 2, 2015 through May 9, 2025, based on information from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The Reference Rate on May 9, 2025 was 4.37%. We obtained the levels of the Reference Rate above and below from Bloomberg, without independent verification.

Since its inception, the Reference Rate has experienced significant fluctuations. The historical performance of the Reference Rate should not be taken as an indication of future performance, and no assurance can be given as to the levels of the Reference Rate during the term of the Notes. There can be no assurance that the performance of the Reference Rate will result in the payment of any Contingent Coupon.

Past performance of the Reference Rate is not indicative of the future performance of the Reference Rate.

 Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

 The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

 Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to seven months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

 Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Reference Rate” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

 Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.